U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                         Date of Report: October 3, 2006


                      URBAN TELEVISION NETWORK CORPORATION
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             (Exact Name of registrant as specified in its Charter)




        Nevada                       33-58972                    22-2800078
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(State of Incorporation)        Commission File No.            (IRS Employer
                                                             Identification No.)



2707 South Cooper St.  Suite 119   Arlington, TX                    76015
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(Address of principal executive offices)                          (Zip Code)



Registrant's telephone number, (   817   )       303      -      7449
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                     (Registrant's former name and address)

Item 1.01   Entry into a Material Definitive Agreement.

         (a) On September 29, 2006, the Board of Directors approved effective as of September 23, 2006, the Company entered into a subscription agreement and promissory note on the forms of Exhibit 10.1 and 10.2 attached hereto and incorporated by reference with R. J. Halden Holdings, Inc. ("RJHH") RJHH is one of the largest, if not largest shareholders in the Company. The Subscription Agreement calls for RJH to fund $1.5 million on or before January 31, 2007 in order to;

         (i)      reinstate the signal,
         (ii)     recommence  production,   distribution,   and  syndication  of
                  television programming, and
         (iii) and target January 7, 2007 for restart of operations for the broadcast season 2006-2007.

As of the date of this Form 8k filing, RJHH has contributed over $35,000 towards completion of the subscription. RJHH is entitled to purchase 64% interest in the Company, or a total of 136,104,486 shares. The subscription vest with pro rata advances in increments of a minimum of 500,000 shares as paid. Thus for example, $150,000 of advances toward the subscription agreement of $1,500,000 vest 10% of the 136,104,486, or 13,610,449 shares. Voting rights, however, are suspended until all of the 136,104,486 shares have been paid for under the terms of the subscription agreement.

(b)      Amendment to Bridge Loan and Promissory Note

On September 29, 2006, the Board of Directors approved, effective September 30, 2006, the Company entering into an amended Bridge Loan Agreement dated September 20, 2006, as amended, with R.J. Halden Holdings, Inc.("RJHH"), as set forth in
Exhibit 10.3 under which $302,500.00 was outstanding as of September 20, 2006 (the "Bridge Loan"). The Bridge Loan was amended to a total of $492,400.00 to include the $189,500.00 initial advance called for in the subscription agreement with RJHH described above in this Item 1.01 and in Exhibit 10.1.

On September 20, 2006, in connection with the Bridge Loan Agreement, the Company executed an Amended and Restated Promissory Note to RJHH for the $492,400, which is included in this filing as Exhibit 10.4.

Item 1.02   Termination of a Material Definitive Agreement.

On August 15, 2005, the Miles Investment Group, LLC failed to complete payments on set forth in the subscription agreement, and as the result, the Preferred Stock issuance and warrants have been cancelled under the terms of the subscription agreement, which would have given Miles Investment Group, LLC the ability to convert the Preferred Stock into 67,000,000 shares of the Company's common stock and exercised warrants totaling 30,000,000 shares of the Company's common stock had prices of the Company's common stock reached certain levels on the OTCBB exchange.

Item 3.02   Unregistered Sales of Equity Securities.

         See the disclosure made in Item 1.01 above for restricted common stock to be issued to R.J. Halden Holdings, Inc. per a stock subscription agreement.

         The above sales of unregistered securities were made pursuant to Regulation D Rule 506.


Section 5 - Corporate Governance and Management

Item 5.01.  Change in Control of Registrant.

         The  termination  of  the  stock  subscription   agreement  with  Miles
Investment Group, LLC as described in Item 1.02 above eliminates Miles Investment Group, LLC as the Company's control entity.

         The execution of the stock subscription agreement with R.J. Halden Holdings, Inc. as described in Item 1.01 above if fully funded would make it the Company's control entity.

         In summary, the R.J. Halden Holdings, Inc. acquisition of 136,104,486 restricted common shares and the cancellation of 67,000,000 restricted common shares in the name of Miles Investment Group, LLC would leave R.J. Halden Holdings, Inc. owning approximately 64% of the Company's common stock. These shares will be issued in a private transactions pursuant to Section 4(1) and 4(2) of the Securities Act of 1933, as amended. These shares are considered restricted securities and may not be publicly resold unless registered for resale with appropriate governmental agencies or unless exempt from any applicable registration requirements.


Item 9.01   Financial Statements and Exhibits

(c)      Exhibits

Exhibit No.       Description
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10.1              Stock Subscription Agreement For Purchase of Stock
10.2              Promissory Note
10.3              Bridge Loan Agreement
10.4              Amended and Restated Promissory Note




SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Urban Television Network Corporation
Dated: October 3, 2006
                                             /s/ Randy Moseley
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                                            By: Randy Moseley
                                            Title: Executive Vice President/CFO